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                                                                    Exhibit 11.1


                              VIEWSTAR CORPORATION

            Statement re Computation of Net Income (Loss) Per Share
                     (In thousands, except per share data)

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

                                                                             Nine Months
                                                                                Ended
                                          Year Ended December 31,            September 30,
                                       -----------------------------       ----------------
                                       1993        1994         1995       1995        1996
                                       ----        ----         ----       ----        ----
Net income (loss) .................  $(2,315)    $(11,262)    $(7,956)    $(7,440)    $  938
                                     -------     --------     -------     -------     ------
Weighted average shares
  of common stock outstanding .....      455          531         677         666      1,876

Common stock equivalents:
  Preferred stock, on an
    as-if-converted basis .........       --           --          --          --      2,633

  Options and warrants to
    purchase common stock .........       --           --          --          --        612
                                     -------     --------     -------     -------     ------

Shares used in per share
  computations ....................      455          531         677         666      5,121
                                     -------     --------     -------     -------     ------

Net income (loss) per share .......  $ (5.09)    $ (21.21)    $(11.75)    $(11.17)    $ 0.18
                                     =======     ========     =======     =======     ======
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